Exhibit 5.2

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street | New York, NY 10019-6131 | tel 212.858.1000 | fax 212.858.1500

February 28, 2024 Pinnacle West Capital Corporation 400 North Fifth Street, PO Box 53999 Phoenix, Arizona 85072-3999

Ladies and Gentlemen:

We will be acting as counsel to any underwriters, dealers, purchasers or agents in connection with the offer and sale, from time to time, by Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), of an indeterminate aggregate initial offering price of the following securities under a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”): (1) unsecured debt securities (the “Debt Securities”), which may consist of senior unsecured debt securities (the “Senior Debt Securities”) or subordinated unsecured debt securities (the “Subordinated Debt Securities”); (2) preferred stock; (3) common stock; (4) depositary shares representing fractional interests in shares of preferred stock; (5) stock purchase contracts; and (6) stock purchase units, in each case to be offered and sold from time to time by the Company under the Registration Statement pursuant to Rule 415 under the Securities Act.

The Senior Debt Securities will be issued under an Indenture dated as of December 1, 2000 between The Bank of New York Mellon Trust Company, N.A. (ultimate successor to The Bank of New York), as trustee, and the Company, as amended (the “Senior Indenture”), and the Subordinated Debt Securities will be issued under an Indenture dated as of December 1, 2000 between The Bank of New York Mellon Trust Company, N.A. (ultimate successor to The Bank of New York), as trustee, and the Company, as amended (the “Subordinated Indenture”), in each case as filed as exhibits to the Registration Statement.

In connection with the filing of the Registration Statement by the Company, we have reviewed the Registration Statement and corporate and other documents that we considered relevant for the purposes of the opinion expressed in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. The opinion set forth in this letter is limited to the law of the State of New York as in effect on the date hereof.

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February 28, 2024

On the basis of such review and assuming that (i) the applicable provisions of, and the rules and regulations promulgated under, the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of applicable states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the Debt Securities, (iii) the Debt Securities have been issued and sold upon the terms specified in such resolutions and (iv) any other applicable regulatory approvals have been obtained and the Debt Securities have been issued and sold upon the terms specified in such approvals, subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Senior Indenture and the Subordinated Indenture, as the case may be, and any supplemental indenture or other instrument entered into or otherwise executed or adopted thereunder, in each case, have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon, or any order, decision, judgment, injunction or decree that may be applicable to, the Company, and when any of such Debt Securities have been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture and the Subordinated Indenture, as the case may be, such Debt Securities will be legally issued and will constitute the valid and legally binding obligations of the Company.

Our opinion set forth above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, reorganization, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We hereby consent to the filing of this letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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